Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated December 4, 2008 (including amendments thereto) with respect to shares of Common Stock of Toreador Resources Corporation, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 4, 2008	NANES BALKANY PARTNERS I LP

	By:	Nanes Balkany Partners LLC
General Partner

	By:	/s/ Julien Balkany
	Name:	Julien Balkany
	Title:	Managing Member

NANES BALKANY PARTNERS LLC

	By:	/s/ Julien Balkany
	Name:	Julien Balkany
	Title:	Managing Member

NANES BALKANY MANAGEMENT LLC

	By:	/s/ Julien Balkany
	Name:	Julien Balkany
	Title:	Managing Member

/s/ Julien Balkany
Julien Balkany

/s/ Daryl Nanes
Daryl Nanes